EXHIBIT 4.3

$300,000,000 AGGREGATE PRINCIPAL AMOUNT

APOGENT TECHNOLOGIES INC.

Floating Rate Senior Convertible Contingent Debt Securities (CODES) due 2033

PURCHASE AGREEMENT

December 12, 2003

LEHMAN BROTHERS INC.

as Representative of the

several Initial Purchasers listed

in Schedule I hereto

c/o Lehman Brothers Inc.

745 Seventh Avenue

New York, New York 10019

Ladies and Gentlemen:

Apogent Technologies Inc., a Wisconsin corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell $300,000,000 aggregate principal amount of its Floating Rate Senior Convertible Contingent Debt Securities (the “CODES”) due 2033, with the several guarantees (the “Guarantees” and together with the CODES, the “Firm Securities”) of certain of the Company’s subsidiaries parties hereto (the “Guarantors”) to the several initial purchasers listed in Schedule I hereto (collectively, the “Initial Purchasers”) for whom Lehman Brothers Inc. is acting as representative (the “Representative”). In addition, the Company proposes to grant to the Initial Purchasers an option (the “Option”) to purchase up to an additional $45,000,000 aggregate principal amount of its Floating Rate Senior Convertible Contingent Debt Securities due 2033 guaranteed by the Guarantors (the “Option Securities” and, together with the Firm Securities, the “Securities”). This is to confirm the agreement between the Company, the Guarantors and the Initial Purchasers concerning the offer, issue and sale of the Securities.

The Securities will be issued pursuant to an indenture (the “Indenture”) to be dated as of the First Delivery Date (as defined in Section 2(a)), among the Company, the Guarantors and The Bank of New York, as Trustee (the “Trustee”). The CODES will be convertible into duly and validly authorized, fully paid and nonassessable shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company (such shares, the “Conversion Shares”) on the terms, and subject to the conditions, set forth in the Indenture.

The Securities will be offered and sold to the Initial Purchasers without being registered under the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder (collectively, the “Securities Act”), in reliance upon an exemption therefrom.

Holders of the Securities (including the Initial Purchasers and their direct and indirect transferees) will be entitled to the benefits of a Resale Registration Rights Agreement, dated as of the First Delivery Date, among the Company, the Guarantors and the Initial Purchasers (the “Registration Rights Agreement”), pursuant to which the Company and the Guarantors will agree to file with the Commission one or more shelf registration statements pursuant to Rule 415 under the Securities Act (each, a “Registration Statement”) covering the resale of the Securities and the Conversion Shares, and to use their best efforts to cause each Registration Statement to be declared effective, in each case within the time periods specified therein.

This Agreement, the Indenture and the Registration Rights Agreement are referred to herein collectively as the “Transaction Documents”.

1. Representations, Warranties and Agreements of the Company and the Guarantors. Each of the Company and the Guarantors jointly and severally represents, warrants to and agrees with, the Initial Purchasers that:

(a) The Company and the Guarantors have prepared a preliminary offering memorandum dated December 12, 2003 (the “Preliminary Offering Memorandum”) and will prepare an offering memorandum dated the date hereof (the “Offering Memorandum”) setting forth information concerning the Company, the Guarantors, the Securities, the Common Stock and the Registration Rights Agreement, in each case, in form and substance satisfactory to you. Copies of the Preliminary Offering Memorandum have been, and copies of the Offering Memorandum will be, delivered by the Company to the Initial Purchasers pursuant to the terms of this Agreement. As used in this Agreement, “Preliminary Offering Memorandum” or “Offering Memorandum” means the Preliminary Memorandum or Offering Memorandum, as the case may be, including the Incorporated Documents (as described below). The Preliminary Offering Memorandum, as of its date did not, and the Offering Memorandum, as of the date hereof does not and as of any Delivery Date (as defined in Section 2(b)) will not, and any amendment or supplement thereto, will not as of its respective date, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, the Company and the Guarantors make no representation or warranty as to information contained in or omitted from the Preliminary Offering Memorandum or the Offering Memorandum in reliance upon and in conformity with the written information furnished to the Company by or on the behalf of the Initial Purchasers specifically for inclusion therein.

(b) The documents deemed incorporated by reference in the Offering Memorandum which are listed under the heading “Where You Can Find More Information” in the Offering Memorandum (the “Incorporated Documents”), when they became effective or were filed with the Commission, as the case may be, conformed in all material respects to the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”), and none of such documents contained, as of such dates, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Offering Memorandum, when such documents are filed with Commission will conform in all material respects to the requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c) Assuming the accuracy of the representations and warranties of the Initial Purchasers contained in Section 6 and their compliance with the agreements set forth therein, it is not necessary, in connection with the issuance and sale of the Securities to the Initial Purchasers, the offer, resale and delivery of the Securities by the Initial Purchasers and the conversion of the Securities into Conversion Shares, in each case in the manner contemplated by this Agreement, the Indenture, the Registration Rights Agreement and the Offering Memorandum, to register the Securities or the Conversion Shares under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Trust Indenture Act”).

(d) Except as disclosed in the Offering Memorandum, there is no relationship, direct or indirect, between or among the Company and the Guarantors, on the one hand, and the directors, executive officers, shareholders, customers or suppliers of the Company or the Guarantors, on the other hand, required to be described under Item 404 of Regulation S-K under the Securities Act.

(e) KPMG LLP (the “Accountants”) are independent public accountants with respect to the Company and its subsidiaries as required by the Securities Act.

(f) Neither the Company nor any of its subsidiaries has sustained, since the date of the latest audited financial statements included in the Offering Memorandum, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree (a “Material Loss”), otherwise than as set forth or contemplated in the Offering Memorandum; and, since such date, there has not been any change in the capital stock, short-term debt or long-term debt of the Company or any of its subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, consolidated financial position, stockholders’ equity, results of operations, business or prospects of the Company and its subsidiaries, otherwise than as set forth or contemplated in the Offering Memorandum.

(g) The consolidated financial statements included in the Preliminary Offering Memorandum and Offering Memorandum (and any amendment or supplement thereto), together with related schedules and notes, present fairly the consolidated financial position, results of operations and changes in financial position of the Company and its subsidiaries on the basis stated therein at the respective dates or for the respective periods to which they apply; such statements and related schedules and notes have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved; the supporting schedules, if any, included in the Preliminary Offering Memorandum or the Offering Memorandum present fairly in accordance with generally accepted accounting principles the information required to be stated therein; and the other financial and statistical information and data set forth in the Preliminary Offering Memorandum and Offering Memorandum (and any amendment or supplement thereto) are, in all material respects, accurately presented and prepared on a basis consistent with such financial statements and the books and records of the Company.

(h) Each of the Company and its corporate subsidiaries which is a Guarantor or a “significant subsidiary” within the meaning of Regulation S-X under the Securities Act, have been duly incorporated, are validly existing as corporations in good standing (or equivalent status), and each limited liability company Guarantor has been duly organized and is validly existing as a limited liability company in good standing (or equivalent status), in each case, under the laws of their respective jurisdiction of incorporation or organization, as the case may be, and have the corporate power and authority to carry on their respective businesses as described in the Offering Memorandum and to own, lease and operate their respective properties, and each is duly qualified and is in good standing (or equivalent status) as a foreign corporation or limited liability company authorized to do business in each jurisdiction in which the nature of its business or its ownership or leasing of property requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business, prospects, financial condition or results of operations of the Company and its subsidiaries taken as a whole (a “Material Adverse Effect”).

(i) The Company has an authorized capitalization as set forth in the Offering Memorandum under the heading “Capitalization”; all of the outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and, subject to Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, non-assessable; and the capital stock of the Company conforms in all material respects to the description thereof contained in the Offering Memorandum.

(j) All of the outstanding shares of capital stock of each of the Company’s subsidiaries have been duly authorized and validly issued and are fully paid and, subject to Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, non-assessable, and are owned by the Company, directly or indirectly through one or more subsidiaries, free and clear of any security interest, liens, encumbrances, equities, claims or adverse interests of any nature (each, a “Lien”). The Company also owns an indirect 49% interest in its joint venture with Kimble Glass Inc. and owns a 50% interest in the voting shares of Erie-Watala Glass Company Limited, its joint venture in Hong Kong.

(k) Each of the Company and the Guarantors has all necessary corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder; this Agreement and the transactions contemplated hereby have been duly authorized by the Company and the Guarantors; when this Agreement is duly executed and delivered by the Company and the Guarantors, assuming due authorization, execution and delivery by the Initial Purchasers, it will be a legally valid and binding agreement of the Company and the Guarantors.

(l) Each of the Company and the Guarantors has all necessary corporate power and authority to execute and deliver the Indenture and perform its obligations thereunder; the Indenture has been duly authorized by the Company and the Guarantors and, upon the effectiveness of the initial Registration Statement, will be qualified under the Trust Indenture Act; when the Indenture is duly executed and delivered by the Company and the Guarantors and, assuming due authorization, execution and delivery of the Indenture by the Trustee, will constitute a legally valid and binding agreement of the Company and the Guarantors enforceable against the Company and the Guarantors, in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, subject to general principles of equity and to limitations on availability of equitable relief, including specific performance (whether considered in a proceeding in equity or at law); and the Indenture conforms in all material respects to the description thereof contained in the Offering Memorandum.

(m) The Company has all necessary corporate power and authority to execute, issue and deliver the CODES and perform its obligations thereunder; the CODES have been duly authorized by the Company and when the CODES are executed, authenticated and issued in accordance with the terms of the Indenture and delivered to and paid for by the Initial Purchasers pursuant to this Agreement on the applicable Delivery Date, assuming due authentication of the CODES by the Trustee, such CODES will constitute legally valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, subject to general principles of equity and to limitations on availability of equitable relief, including specific performance (whether considered in a proceeding in equity or at law); and the CODES will, when issued, conform in all material respects to the description thereof contained in the Offering Memorandum.

(n) Each of the guarantors that guarantees the Company’s $500.0 million bank credit facility is a Guarantor of the Securities. Each of the Guarantors has all necessary corporate power and authority to execute, issue and deliver the Guarantees and perform its obligations thereunder; the Guarantees have been duly authorized by each of the Guarantors and when the Guarantees are duly endorsed on the CODES in accordance with the terms of the Indenture and delivered to and paid for by the Initial Purchasers pursuant to this Agreement on the applicable Delivery Date, assuming due authentication of the CODES by the Trustee, such Guarantees will constitute legally valid and binding obligations of each of the Guarantors, entitled to the benefits of the Indenture and enforceable against each of the Guarantors in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, subject to general principles of equity and to limitations on availability of equitable relief, including specific performance (whether considered in a proceeding in equity or at law); and the Guarantees will, when issued, conform in all material respects to the description thereof contained in the Offering Memorandum.

(o) The Conversion Shares have been duly and validly authorized and reserved for issuance upon conversion of the Securities and are free of preemptive rights; and all Conversion Shares, when so issued and delivered upon such conversion in accordance with the terms of the Indenture, will be duly and validly authorized and issued, fully paid and, subject to Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, nonassessable and free and clear of any Liens and will conform, when issued, in all material respects to the descriptions thereof contained in the Offering Memorandum.

(p) Each of the Company and the Guarantors has all necessary corporate power and authority to execute and deliver the Registration Rights Agreement and perform its obligations thereunder; the Registration Rights Agreement and the transactions contemplated thereby have been duly authorized by the Company and the Guarantors and, when the Registration Rights Agreement is duly executed and delivered by the Company and the Guarantors, assuming due authorization, execution and delivery by the Initial Purchasers, it will be a legally valid and binding agreement of the Company and the Guarantors enforceable against the Company and the Guarantors in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, subject to general principles of equity and to limitations on availability of equitable relief, including specific performance (whether considered in a proceeding in equity or at law), and except with respect to the rights of indemnification and contribution thereunder, where enforcement thereof may be limited by federal or state securities laws or the policies underlying such laws; and the Registration Rights Agreement will conform, when executed and delivered, in all material respects to the description thereof contained in the Offering Memorandum.

(q) Neither the Company nor any of its subsidiaries is (i) in violation of its charter or by-laws (or other comparable organizational documents), (ii) in default in any material respect, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject or (iii) in violation of any law, ordinance, governmental rule, regulation or court decree to which it or its property or assets may be subject, except in the case of (ii) and (iii) for such defaults or violations which would not, either individually or in the aggregate, have a Material Adverse Effect.

(r) There has been no storage, generation, transportation, handling, treatment, disposal, discharge, emission or other release of any kind of toxic or other wastes or other hazardous substances by, due to or caused by the Company or any of its subsidiaries (or, to the best knowledge of the Company or the Guarantors, any other entity (including any predecessor) for whose acts or omissions the Company or any of its subsidiaries is or could reasonably be expected to be liable) upon any of the property now or previously owned or leased by the Company or any of its subsidiaries, or upon any other property, in violation of any statute or any ordinance, rule, regulation, order, judgment, decree or permit or which would, under any statute or any ordinance, rule (including rule of common law), regulation, order, judgment, decree or permit, give rise to any liability, except, in each instance, for any violation or liability that could not reasonably be expected to have, singularly or in the aggregate with all such violations and liabilities, a Material Adverse Effect; and there has been no disposal, discharge, emission or other release of any kind onto such property or into the environment surrounding such property of any toxic or other wastes or other hazardous substances with respect to which the Company or any of its subsidiaries has any knowledge, except for any such disposal, discharge, emission or other release of any kind which could not reasonably be expected to have, singularly or in the aggregate with all such discharges and other releases, a Material Adverse Effect.

(s) The Company and each of its subsidiaries owns or possesses adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses; and the conduct of their respective businesses will not conflict in any material respect with, and, except as disclosed in the Offering Memorandum, the Company and its subsidiaries have not received any notice of any claim of conflict with any such rights of others which could have a Material Adverse Effect.

(t) The Company and its subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all tangible personal property owned by them which is material to the business of the Company and its subsidiaries, in each case free and clear of all liens, encumbrances and defects not disclosed in the Offering Memorandum except as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and its subsidiaries; and any real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries.

(u) The Company and each of its subsidiaries have filed all federal, state, local and foreign income and franchise tax returns required to be filed through the date hereof and have paid all taxes due thereon, and no tax deficiency has been determined adversely to the Company or any of its subsidiaries which has had (nor does the Company or any of its subsidiaries have any knowledge of any tax deficiency which, if determined adversely to the Company or any of its subsidiaries, could reasonably be expected to have) a Material Adverse Effect.

(v) The execution, delivery and performance of the Transaction Documents by the Company and the Guarantors, the issuance of the Securities, the compliance by the Company and the Guarantors with all the provisions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with or constitute a breach of any of the terms or provisions of, or a default under, the charter or by-laws of the Company or any of its subsidiaries or any indenture, loan agreement, mortgage, lease or other material agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or their respective properties is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) violate or conflict with any applicable law or any rule, regulation, judgment, order or decree of any court or any governmental body or agency having jurisdiction over the Company, any of its subsidiaries or their respective property, (iii) result in the imposition or creation of (or the obligation to create or impose) a Lien under any agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or their respective properties or assets is bound or (iv) result in the suspension, termination or revocation of any permits, licenses, consents, exemptions, franchises, authorizations and other approvals (each, an “Authorization”) of the Company or any of its subsidiaries or any other impairment of the rights of the holder of any such Authorization, except in the case of clauses (ii), (iii) and (iv) above, for such violations, conflicts, impositions, creations, suspensions, terminations, revocations or impairments which would not, either individually or in the aggregate, have a Material Adverse Effect.

(w) Except as expressly disclosed in the Offering Memorandum, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property or assets of the Company or any of its subsidiaries is the subject which, singularly or in the aggregate, if determined adversely to the Company or any of its subsidiaries, could reasonably be expected to have a Material Adverse Effect, and to the best knowledge of the Company or the Guarantors, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(x) The Company carries, or is covered by, insurance in such amounts and covering such risks as the Company reasonably believes is adequate for the conduct of its business and the value of its properties and as is customary for companies engaged in similar businesses in similar industries.

(y) No material labor disturbance by or dispute with the employees of the Company or any of its subsidiaries exists or, to the best knowledge of the Company, is contemplated or threatened.

(z) The Company is not, and upon application of the net proceeds from the sale of the Securities as set forth in the Offering Memorandum, will not be, an “investment company” within the meaning of such term under the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Investment Company Act”).

(aa) The Company is in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, “ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company would have any liability; the Company has not incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan”, except that the Company’s subsidiary, Ever Ready Thermometer Co., Inc., will incur withdrawal liability in connection with its withdrawal from a multi-employer pension plan, but any such withdrawal liability is not reasonably expected to have a Material Adverse Effect; or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (collectively, the “Internal Revenue Code”); and each “pension plan” for which the Company would have any liability that is intended to be qualified under Section 401(a) of the Internal Revenue Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

(bb) Except (i) with respect to the transactions contemplated by the Registration Rights Agreement, as may be required under the Securities Act and the Trust Indenture Act and (ii) as required by the state securities or “blue sky” laws, no consent, approval, authorization or order of, or filing or registration with, any court or governmental agency or body is required for the execution, delivery and performance of the Transaction Documents by the Company, the consummation of the transactions contemplated hereby and thereby and the issuance of the Securities.

(cc) Except with respect to the registration rights agreement relating to the exchange of the Company’s 6 1/2% senior subordinated notes due 2013 for registered notes, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the securities registered pursuant to the Registration Rights Agreement or in any securities being registered pursuant to any other registration statement filed by the Company under the Securities Act.

(dd) Except as disclosed in, or contemplated by, the Offering Memorandum, (i) there are no outstanding securities convertible into or exchangeable for, or warrants, options or rights issued by the Company (other than options and other rights issued to employees and directors of the Company pursuant to plans and agreements described in the Offering Memorandum) to purchase, any shares of the capital stock of the Company, (ii) there are no statutory, contractual, preemptive or other rights to subscribe for or to purchase any Common Stock and (iii) there are no restrictions upon transfer of the Common Stock pursuant to the Company’s articles of incorporation or bylaws.

(ee) No securities of the same class (within the meaning of Rule 144A(d)(3) under the Securities Act) as the Securities are listed on any national securities exchange registered under Section 6 of the Exchange Act or quoted on an automated inter-dealer quotation system.

(ff) None of the Company or any of its Affiliates (as defined in Rule 501(b) of Regulation D of the Securities Act), has, directly or through an agent acting on its or their behalf (other than the Initial Purchasers, as to which no representation is made) engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offering of the Securities or the Conversion Shares under the Securities Act or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act; and the Company has not entered into any contractual arrangement with respect to the distribution of the Securities or the Conversion Shares except for this Agreement and the Registration Rights Agreement, and the Company will not enter into any such arrangement.

(gg) None of the Company or any of its Affiliates (other than the Initial Purchasers in connection with the transactions contemplated by this Agreement about which no representation is made by the Company) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Securities Act) which is or will be integrated with the sale of the Securities or the Conversion Shares in a manner that would require the registration under the Securities Act of the Securities or the Conversion Shares.

(hh) Except as disclosed in the Offering Memorandum, the Company has not sold or issued any shares of Common Stock, any security convertible into shares of Common Stock, or any security of the same class as the Securities during the six-month period preceding the date of the Offering Memorandum, including any sales pursuant to Rule 144A under the Securities Act, Regulation D or Regulation S of the Securities Act (“Regulation S”), other than shares issued pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans or pursuant to outstanding options, rights or warrants.

(ii) Neither the Company nor, to its knowledge, any of its Affiliates, has taken, directly or indirectly, any action designed to cause or result in, or which has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of the Securities or Conversion Shares to facilitate the sale or resale of such Securities.

(jj) To the Company’s knowledge neither the Company nor any of its subsidiaries, nor any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(kk) The Company’s Accountants and the audit committee of the board of directors have been advised of (i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has identified for the Company’s Accountants any material weaknesses in internal controls.

(ll) Since the date of the most recent evaluation of the Company’s disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(mm) No event has occurred nor has any circumstance arisen, after giving pro forma effect to the issuance of the Securities, which would constitute a default or an Event of Default under the Indenture as summarized in the Offering Memorandum.

(nn) Each certificate signed by any officer of the Company and the Guarantors and delivered to the Initial Purchasers or counsel for the Initial Purchasers shall be deemed to be a representation and warranty by the Company and the Guarantors to the Initial Purchasers as to the matters covered thereby.

2. Purchase, Sale and Delivery of Securities.

(a) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to each Initial Purchaser, and each Initial Purchaser agrees, severally and not jointly, to purchase from the Company, at a purchase price of 97.33% of the principal amount thereof, plus accrued interest from December 17, 2003 (the “purchase price”), the aggregate principal amount of the Firm Securities set forth opposite such Initial Purchaser’s name in Schedule I hereto.

Delivery of and payment for the Firm Securities shall be made at the office of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, at 10:00 a.m. (New York City time) on December 17, 2003, or such later date as the Initial Purchasers shall designate, which date and time may be postponed by agreement between the Initial Purchasers and the Company (such date and time of delivery and payment for the Firm Securities being herein called the “First Delivery Date”). Delivery of the Firm Securities shall be made to the Initial Purchasers against payment of the purchase price by the Initial Purchasers. Payment for the Firm Securities shall be made against delivery to the Initial Purchasers of the Firm Securities as described below and effected either by wire transfer of immediately available funds to an account with a bank in The City of New York, the account number and the ABA number for such bank to be provided by the Company to the Initial Purchasers at least two business days in advance of the First Delivery Date, or by such other manner of payment as may be agreed by the Company and the Initial Purchasers.

(b) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company hereby grants the Option to the Initial Purchasers to purchase, severally and not jointly, the Option Securities at the same purchase price as the Initial Purchasers shall pay for the Firm Securities and the principal amount of the Option Securities to be sold to each Initial Purchaser shall be that principal amount which bears the same ratio to the aggregate principal amount of Option Securities being purchased as the principal amount of Firm Securities set forth opposite the name of the Initial Purchaser in Schedule I hereto (or such number increased as set forth in Section 8). The Option may be exercised in whole or in part at any time and from time to time and the Company shall deliver such Option Securities not more than 13 days subsequent to the First Delivery Date upon notice in writing or by facsimile by the Representative, on behalf of itself and the other Initial Purchasers, to the Company setting forth the amount (which shall be an integral multiple of $1,000 principal amount) of Option Securities as to which such Option is being exercised.

The date for the delivery of and payment for the Option Securities, being herein referred to as an “Option Delivery Date”, which may be the First Delivery Date (the First Delivery Date and the Option Delivery Date, if any, being referred to as a “Delivery Date”), shall be determined by the Representative but shall not be later than five full business days after written notice of election to purchase Option Securities is given. Delivery of the Option Securities shall be made to the Initial Purchasers against payment of the purchase price by the Initial Purchasers. Payment for the Option Securities shall be made against delivery to the Initial Purchasers of the Option Securities as described below and effected either by wire transfer of immediately available funds to an account with a bank in The City of New York, the account number and the ABA number for such bank to be provided by the Company to the Representative at least two business days in advance of the Option Delivery Date, or by such other manner of payment as may be agreed by the Company and the Representative.

(c) The Company will deliver against payment of the purchase price the Securities initially sold to qualified institutional buyers (“QIBs”), as defined in Rule 144A under the Securities Act (“Rule 144A”), in the form of one or more permanent global certificates (the “Global Securities”), registered in the name of Cede & Co., as nominee for The Depository Trust Company (“DTC”). Beneficial interests in the Securities initially sold to QIBs will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC and its participants.

The Global Securities will be made available, at the request of any Initial Purchaser, for checking at least 24 hours prior to such Delivery Date.

(d) Time shall be of the essence, and delivery at the time and place specified pursuant to this Agreement is a further condition of the obligations of the Initial Purchasers hereunder.

3. Further Agreements of the Company and the Guarantors . The Company and the Guarantors further agree:

(a) To advise the Initial Purchasers promptly of any proposal to amend or supplement the Offering Memorandum and not to effect any such amendment or supplement without the consent of the Initial Purchasers, which consent shall not be unreasonably withheld. If, at any time prior to completion of the resale of the Securities by the Initial Purchasers, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Offering Memorandum in order that the Offering Memorandum will not include an untrue statement of a material fact required to be stated therein or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is delivered to a purchaser, not misleading, to promptly notify the Initial Purchasers and prepare, subject to the first sentence of this Section 3(a), such amendment or supplement as may be necessary to correct such untrue statement or omission.

(b) To furnish to the Initial Purchasers and to Simpson Thacher & Bartlett LLP, counsel to the Initial Purchasers, copies of the Preliminary Offering Memorandum and the Offering Memorandum (and all amendments and supplements thereto), in each case, as soon as available and in such quantities as the Initial Purchasers reasonably request for internal use and for distribution to prospective purchasers; and to furnish to the Initial Purchasers on the date hereof four copies of the Offering Memorandum signed by duly authorized officers of the Company, one of which will include the Accountants’ reports therein manually signed by such Accountants. The Company and the Guarantors will pay the expenses of printing and distributing to the Initial Purchasers all such documents.

(c) Promptly from time to time to take such action as the Initial Purchasers may reasonably request from time to time, to qualify the Securities for offering and sale under the securities laws of such jurisdictions as the Initial Purchasers may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions in the United States for as long as may be necessary to complete the resale of the Securities; provided that in connection therewith, the Company shall not be required to qualify as a foreign corporation or otherwise subject itself to taxation in any jurisdiction in which it is not otherwise so qualified or subject.

(d) For a period of two years following the First Delivery Date, to furnish to the Initial Purchasers upon request copies of all materials furnished by the Company to its stockholders and all public reports and all reports and financial statements furnished by the Company to the principal national securities exchange upon which the Common Stock may be listed pursuant to requirements of or agreements with such exchange or to the Commission pursuant to the Exchange Act; provided, however, that the Company shall not be required to provide the Initial Purchasers with any such reports or similar forms that have been filed with the Commission by electronic transmission pursuant to EDGAR.

(e) To apply the proceeds from the sale of the Securities as set forth under “Use of Proceeds” in the Offering Memorandum.

(f) For a period of 90 days from the date of the Offering Memorandum, not to directly or indirectly, (1) announce an offering of any debt securities of the Company (other than the offering contemplated by this Agreement) or directly or indirectly offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition or purchase by any person at any time in the future of), any debt securities of the Company (other than the Securities), any shares of Common Stock or any securities convertible into or exchangeable for Common Stock or substantially similar securities (other than the Securities, the Conversion Shares and Common Stock and options or other rights to acquire Common Stock, to be issued in the ordinary course (A) under the Company’s existing director or employee benefit plans, stock option plans or other employee compensation plans existing on the date hereof, (B) pursuant to currently outstanding options, warrants or rights or (C) under any employee stock purchase plan, director or employee stock option plan or other employee benefit plan adopted by the Company after the date hereof, provided that, in the case of this clause (C), (x) no such plan becomes effective earlier than March 2004 and (y) no shares of Common Stock are actually issued pursuant to such plans or pursuant to options issued under such plans during such 90-day period) or sell or grant options, warrants or rights with respect to any shares of Common Stock or securities convertible into or exchangeable for (other than the grant of options, warrants or rights pursuant to option plans existing on the date hereof or otherwise permitted as provided above) or (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of any shares of Common Stock or any securities convertible into or exchangeable for Common Stock or substantially similar securities, whether any such transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, in each case without the prior written consent of the Representative; and to cause each executive officer and director of the Company to furnish to the Initial Purchasers, on the date hereof, a letter substantially in the form of Annex A hereto, pursuant to which each such person shall agree not to, directly or indirectly, offer for sale, sell or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition or purchase by any person at any time in the future of), any shares of Common Stock beneficially owned, deemed to be beneficially owned, or in the future acquired by each such person for a period of 90 days from the date of the Offering Memorandum, except as otherwise provided in the letter, without the prior written consent of the Representative.

(g) For so long as any of the Securities are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, to provide to any holder of the Securities or to any prospective purchaser of the Securities designated by any holder, upon request of such holder or prospective purchaser, information required to be provided by Rule 144A(d)(4) of the Securities Act if, at the time of such request, the Company is not subject to the reporting requirements under Section 13 or 15(d) of the Exchange Act.

(h) To ensure that each of the Securities and the Conversion Shares will bear, to the extent applicable, the legend contained in the Offering Memorandum under the caption “Notice to Investors” for the time period and upon the other terms stated therein, except after the Securities are resold pursuant to a registration statement effective under the Securities Act.

(i) During the period of two years after the First Delivery Date or any Option Delivery Date, if later, the Company will not, and will not permit any of its Affiliates to resell any of the CODES or the Conversion Shares, which constitute “restricted securities” within the meaning of Rule 144(a)(3) of the Exchange Act, that have been reacquired by any of them.

(j) Not to, and will cause its respective Affiliates not to, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any “security” (as defined in the Securities Act) in a transaction that could be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the Securities.

(k) To take such steps as shall be necessary to ensure that neither the Company nor any of its subsidiaries shall become an “investment company” within the meaning of such term under the Investment Company Act.

(l) That none of the Company or any of its Affiliates will take, directly or indirectly, any action which is designed to stabilize or manipulate, or which constitutes or which might reasonably be expected to cause or result in stabilization or manipulation, of the price of any security of the Company in connection with the offering of the Securities.

(m) To execute and deliver the Indenture and the Registration Rights Agreement in form and substance reasonably satisfactory to the Representative.

(n) To use its best efforts to cause the Securities to be accepted for clearance and settlement through the facilities of DTC.

(o) To use its best efforts to assist the Initial Purchasers in arranging to cause the Securities to be accepted to trade in the PORTAL market (“PORTAL”) of the National Association of Securities Dealers, Inc. (“NASD”).

(p) To use its best efforts to have the Conversion Shares approved by the New York Stock Exchange (“NYSE”) for listing prior to the effectiveness of the initial Registration Statement.

(q) That none of the Company or any of its Affiliates or any other person acting on its or their behalf (other than the Initial Purchasers, as to which no covenant is given) will solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D.

4. Expenses . The Company and the Guarantors agree to pay the following expenses, whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated (other than pursuant to Section 9):

(a) the costs incident to the Company’s authorization, preparation, issuance, sale and delivery of the Securities and any taxes payable in that connection;

(b) the costs incident to the preparation, printing and distribution of the Preliminary Offering Memorandum, the Offering Memorandum and any amendment or supplement to the Offering Memorandum, all as provided in this Agreement;

(c) the costs of producing and distributing the Transaction Documents;

(d) the fees and expenses of counsel to the Company and the Accountants;

(e) the fees and expenses of qualifying the Securities and the Conversion Shares under the securities laws of the several jurisdictions as provided in Section 3(c) and of preparing, printing and distributing a U.S. Blue Sky memorandum (including reasonable related fees and expenses of counsel to the Initial Purchasers);

(f) all costs and expenses incident to the preparation of “road show” presentation or comparable marketing materials used in connection with the offering of the Securities and the road show traveling expenses of the Company;

(g) all fees and expenses incurred in connection with any rating of the Securities;

(h) all expenses and fees in connection with the application for inclusion of the Securities in the PORTAL market and the inclusion of the Conversion Shares on the NYSE;

(i) the fees and expenses (including fees and disbursements of counsel) of the Trustee, and the costs and charges of any registrar, transfer agent, paying agent, or conversion agent under the Indenture;

(j) the fees and expenses (including fees and disbursements of counsel) of the Company and the Guarantors in connection with approval of the Securities by DTC for “book-entry” transfer; and

(k) all other costs and expenses incident to the performance of the obligations of the Company and the Guarantors under this Agreement; provided that, except as provided in this Section 4 and in Section 7, the Initial Purchasers shall pay their own costs and expenses, including the costs and expenses of their counsel and any transfer taxes on the Securities which they may sell.

5. Conditions of the Initial Purchasers’ Obligations. The several obligations of the Initial Purchasers hereunder are subject to the accuracy, when made and on each Delivery Date, of the representations and warranties of the Company and the Guarantors contained herein, to the performance by the Company and the Guarantors of their respective obligations hereunder, and to each of the following additional terms and conditions:

(a) No Initial Purchaser shall have discovered and disclosed to the Company prior to or on such Delivery Date that the Offering Memorandum or any amendment or supplement thereto contains any untrue statement of a fact which, in the opinion of Simpson Thacher & Bartlett LLP, counsel to the Initial Purchasers, is material or omits to state any fact which is material and required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) All corporate proceedings and other legal matters incident to the authorization, form and validity of the Transaction Documents, the Securities, the Conversion Shares and the Offering Memorandum or any amendment or supplement thereto, and all other legal matters relating to the Transaction Documents, the Securities, the Conversion Shares and the transactions contemplated thereby shall be satisfactory in all material respects to counsel to the Initial Purchasers; and the Company shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such matters.

(c) Quarles & Brady LLP shall have furnished to the Initial Purchasers their written opinion, as counsel to the Company and the Guarantors, addressed to the Initial Purchasers and dated such Delivery Date, in form and substance satisfactory to the Initial Purchasers, to the effect that:

(i) Each of the Company and the corporate Guarantors has been duly incorporated and is validly existing as a corporation in good standing (or equivalent status) and each limited liability company Guarantor has been duly organized and is validly existing as a limited liability company in good standing (or equivalent status), in each case under the laws of its jurisdiction of incorporation or organization, and is duly qualified to do business and is in good standing (or equivalent status) as a foreign corporation or limited liability company in each jurisdiction identified by the Company as a jurisdiction in which the Company or the Guarantors owns or leases real property or has employees, except where the failure to be so qualified would not have a Material Adverse Effect, and has all corporate power and authority necessary to own or hold its properties and conduct the business in which it is engaged;

(ii) The Company has an authorized capitalization as set forth in the Offering Memorandum, and all of the issued shares of capital stock of the Company have been duly and validly authorized and conform to the description thereof contained in the Offering Memorandum in the section entitled “Description of Capital Stock”;

(iii) The Conversion Shares issuable at the initial Conversion Price have been duly authorized and validly reserved for issuance upon conversion of the CODES and are free of preemptive rights; and the Conversion Shares, when so issued and delivered upon such conversion in accordance with the terms of the Indenture, will be duly and validly authorized and issued, fully paid and nonassessable, except as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted;

(iv) The statements in the Offering Memorandum under the captions “Description of the CODES” and “Description of Capital Stock”, insofar as they purport to summarize the provisions of the Indenture, the Registration Rights Agreement, the Securities and the Common Stock (including the Conversion Shares) are accurate and complete in all material respects to the extent required if such statements were contained in a registration statement on Form S-3 under the Securities Act;

(v) Except for options to purchase shares of Common Stock described in the Offering Memorandum, there are no preemptive or other rights to subscribe for or to purchase from the Company, or any restriction upon the voting or transfer of, any shares of Common Stock pursuant to the Company’s articles of incorporation or bylaws, and there are no preemptive or other rights to subscribe for or to purchase from the Company, or any restriction upon the voting or transfer of, any shares of Common Stock pursuant to any agreement or other instrument to which the Company is a party known to such counsel;

(vi) To the best knowledge of such counsel and other than as set forth in the Offering Memorandum, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property or assets of the Company or any of its subsidiaries is the subject which, if determined adversely to the Company or any of its subsidiaries, would reasonably be expected to have a Material Adverse Effect; and, to the best knowledge of such counsel, no such proceedings are overtly threatened or contemplated by governmental authorities or threatened by others;

(vii) The execution, delivery and performance of this Agreement, the Indenture, the Guarantees and the Registration Rights Agreement and the issuance of the CODES and the Conversion Shares and the consummation of the transactions contemplated hereby and thereby do not result in any violation of the provisions of the certificates or articles of incorporation or bylaws of the Company or any of the Guarantors or any statute or any order, rule or regulation known to such counsel of any court or governmental agency or body having jurisdiction over the Company or the Guarantors or any of their respective properties or assets; and, except as may be required by the securities or “blue sky” laws of any state of the United States in connection with the sale of the Securities, no consent, approval, authorization or order of, or filing or registration with, any such court or governmental agency or body is required for the execution, delivery and performance of this Agreement and the Indenture by the Company and the Guarantors and the issuance of the Securities and the Conversion Shares and the consummation of the transactions contemplated hereby and thereby;

(viii) No registration of the Securities or the Conversion Shares under the Securities Act, and no qualification of the Indenture or an indenture under the Trust Indenture Act, is required in connection with the offer, sale and delivery of the Securities or in connection with the conversion of the Securities into Conversion Shares, in each case, in the manner contemplated by the Offering Memorandum, this Agreement and the Indenture;

(ix) The statements in the Offering Memorandum under the caption “Certain United States Federal Income Tax Considerations”, insofar as they purport to constitute summaries of matters of United States federal income and estate tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects;

(x) The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended;

(xi) Each of the Company and the Guarantors has all necessary corporate right, power and authority to execute and deliver each of the Transaction Documents to which it is a party and to perform its obligations thereunder and to issue, sell and deliver the Securities and the Conversion Shares to the Initial Purchasers;

(xii) This Agreement has been duly authorized, executed and delivered by the Company and the Guarantors;

(xiii) The Indenture has been duly authorized, executed and delivered by the Company and the Guarantors and, assuming due authorization, execution and delivery thereof by the Trustee, constitutes a legally valid and binding agreement of the Company and the Guarantors enforceable against the Company and the Guarantors in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, subject to general principles of equity and to limitations on availability of equitable relief, including specific performance (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(xiv) The Registration Rights Agreement has been duly authorized, executed and delivered by the Company and the Guarantors and, assuming due authorization, execution and delivery thereof by the Initial Purchasers, constitutes a valid and legally binding agreement of the Company and the Guarantors enforceable against the Company and the Guarantors in accordance with its terms except as rights to indemnity contained therein may be limited by applicable law and except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, subject to general principles of equity and to limitations on availability of equitable relief, including specific performance (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(xv) The CODES have been duly authorized, executed and issued by the Company and when authenticated in accordance with the terms of the Indenture and delivered to and paid for by the Initial Purchasers, will constitute legally valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, subject to general principles of equity and to limitations on availability of equitable relief, including specific performance (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(xvi) The Guarantees have been duly authorized by the Guarantors and when duly endorsed on the CODES in accordance with the terms of the Indenture and delivered to and paid for by the Initial Purchasers, will constitute legally valid and binding obligations of the Guarantors, entitled to the benefits of the Indenture and enforceable against the Guarantors in accordance with their terms except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, subject to general principles of equity and to limitations on availability of equitable relief, including specific performance (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

(xvii) The execution, delivery and performance of this Agreement, the Indenture, the Guarantees and the Registration Rights Agreement and the issuance of the Securities and the Conversion Shares and the consummation of the transactions contemplated hereby and thereby do not result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other material agreement or instrument known to such counsel to which the Company or any of the Guarantors is a party or by which the Company or the Guarantors are bound or to which any of the property or assets of the Company or the Guarantors are subject.

In rendering such opinion, such counsel may state that its opinion is limited to matters governed by the federal laws of the United States of America, the laws of the State of Wisconsin and the Wisconsin Business Corporation Law and may state that it is relying, in respect of matters of New York law, upon Simpson Thacher & Bartlett LLP, and in respect of matters of fact, upon certificates of officers of the Company, provided that such counsel shall state that it believes that the Initial Purchasers and it are justified in relying upon such certificates. Such counsel shall also have furnished to the Initial Purchasers a written statement, addressed to the Initial Purchasers and dated such Delivery Date, in form and substance satisfactory to the Initial Purchasers, to the effect that during the course of preparing the Offering Memorandum, such counsel participated in conferences with officers and other representatives of the Company, the Company’s independent public accountants, the Initial Purchasers and their counsel, at which the contents of the Offering Memorandum (including the Incorporated Documents) were discussed, and while such counsel has not independently verified and is not passing upon the accuracy, completeness or fairness of the statements made in the Offering Memorandum (including the Incorporated Documents) except as explicitly set forth above, no facts have come to the attention of such counsel which lead it to believe that the Offering Memorandum (including the Incorporated Documents), as of its date or as of such Delivery Date, contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that such counsel need express no belief as to the financial statements, financial and statistical data contained in the Offering Memorandum (or in any Incorporated Documents).

(d) Simpson Thacher & Bartlett LLP, shall have furnished to the Initial Purchasers their written opinion, as counsel to the Initial Purchasers, addressed to the Initial Purchasers and dated such Delivery Date, in form and substance satisfactory to the Initial Purchasers.

(e) The Initial Purchasers shall have received from the Accountants a letter (the “initial comfort letter”), in form and substance satisfactory to the Initial Purchasers, addressed to the Initial Purchasers and dated the date hereof (i) confirming that they are independent public accountants within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission, and (ii) stating, as of the date hereof (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Offering Memorandum, as of a date not more than five days prior to the date hereof), the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to initial purchasers in connection with comparable private placements, in form and substance satisfactory to the Initial Purchasers; and with respect to each Delivery Date, the Company shall have furnished to the Initial Purchasers the letter (the “bring-down letter”) of the Accountants, addressed to the Initial Purchasers and dated such Delivery Date (i) confirming that they are independent public accountants within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission, (ii) stating, as of the date of the bring-down letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Offering Memorandum, as of a date not more than five days prior to the date of the bring-down letter), the conclusions and findings of such firm with respect to the financial information and other matters covered by the initial letter and (iii) confirming in all material respects the conclusions and findings set forth in the initial letter.

(f) The Company shall have furnished to the Initial Purchasers on the applicable Delivery Date a certificate, dated such Delivery Date and delivered on behalf of the Company by its chief executive officer and its chief financial officer, in form and substance satisfactory to the Initial Purchasers, to the effect that:

(i) the representations, warranties and agreements of the Company and each of the Guarantors in Section 1 are true and correct as of the date given and as of such Delivery Date; and the Company and the Guarantors have complied in all material respects with all their respective agreements contained herein to be performed prior to or on such Delivery Date;

(ii) since the respective dates as of which information is given in the Offering Memorandum, other than as set forth in or contemplated by the Offering Memorandum (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement), (A) there has not occurred any change or any development that might have a Material Adverse Effect, (B) there has not been any change in the capital stock, the short-term debt, or the long-term debt of the Company or any of its subsidiaries that might have a Material Adverse Effect, (C) neither the Company nor any of its subsidiaries has incurred any material liability or obligation, direct or contingent, that is material to the Company and its subsidiaries, taken as a whole, and (D) a Material Loss has not occurred;

(iii) such officer has carefully examined the Offering Memorandum and, in such officer’s opinion (A) the Offering Memorandum, as of its date and as of such Delivery Date, did not include any untrue statement of a material fact and did not omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (B) since the date of the Offering Memorandum, no event has occurred which should have been set forth in a supplement or amendment to the Offering Memorandum; and

(iv) the issuance and sale of the Securities by the Company and the Guarantors hereunder has not been enjoined (temporarily or permanently) by any court or governmental body or agency.

(g) The Indenture (in form and substance reasonably satisfactory to the Initial Purchasers) shall have been duly executed and delivered by the Company, the Guarantors and the Trustee, and the Securities shall have been duly executed and delivered by the Company and the Guarantors and duly authenticated by the Trustee.

(h) The Company, the Guarantors and the Initial Purchasers shall have executed and delivered the Registration Rights Agreement (in form and substance satisfactory to the Initial Purchasers), and the Registration Rights Agreement shall be in full force and effect.

(i) The Initial Purchasers shall have received from each executive officer and director of the Company an executed letter contemplated by Section 3(f) hereof.

(j) The Company shall have furnished to the Initial Purchasers such further information, certificates and documents as the Initial Purchasers may reasonably request to evidence compliance with the conditions set forth in this Section 5.

(k) The NASD shall have accepted the Securities for trading on PORTAL and the Securities shall be eligible for clearance and settlement through DTC.

(l) Neither the Company nor any of its subsidiaries shall have sustained since the date of the latest audited financial statements included in the Offering Memorandum (A) any Material Loss, otherwise than as set forth or contemplated in the Offering Memorandum, or (B) since such date there shall not have been any change in the capital stock, short-term debt or long-term debt of the Company or any of its subsidiaries or any change, or any development involving a prospective change, in or affecting the general affairs, management, financial position, prospects, stockholders’ equity or results of operations of the Company and its subsidiaries, otherwise than as set forth or contemplated in the Offering Memorandum, the effect of which, in any such case described in clause (A) or (B), is, in the sole judgment of the Initial Purchasers, so material and adverse as to make it impracticable or inadvisable to proceed with the offering or the delivery of the Securities being delivered on the applicable Delivery Date on the terms and in the manner contemplated in the Offering Memorandum and this Agreement.

(m) Subsequent to the execution and delivery of this Agreement there shall not have occurred any of the following: (i) trading in securities generally on the New York Stock Exchange, the American Stock Exchange, the NASDAQ or the over-the-counter market, or trading in any securities of the Company on any exchange shall have been suspended or minimum prices shall have been established on any such exchange or market by the Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction, (ii) a banking moratorium shall have been declared by Federal or state authorities or a material disruption in commercial banking (including the Federal Funds wire transfer system) or securities settlement or clearance services in the United States, (iii) the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, or there shall have been a declaration of a national emergency or war by the United States or the occurrence of any other calamity or crisis, or (iv) there shall have occurred such a material adverse change in general economic, political or financial conditions (or the effect of international conditions on the financial markets in the United States shall be such) as to make it, in the sole judgment of the Initial Purchasers, impracticable or inadvisable to proceed with the offering or delivery of the Securities being delivered on such Delivery Date on the terms and in the manner contemplated in the Offering Memorandum.

(n) Subsequent to the execution and delivery of this Agreement (i) no downgrading shall have occurred in the rating accorded the Company’s debt securities or preferred stock by any “nationally recognized statistical rating organization”, as that term is defined by the Commission for purposes of Rule 436(g)(2) of the Securities Act and (ii) no such organization shall have notified the Company or publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s debt securities or preferred stock, if any.

All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance satisfactory to counsel to the Initial Purchasers.

6. Representations, Warranties and Agreements of the Initial Purchasers.

(a) Each Initial Purchaser represents and warrants to, severally and not jointly, and agrees with the Company that it (i) is purchasing the Securities pursuant to a private sale exempt from registration under the Securities Act without the intent to distribute the Securities in violation of the Securities Act, (ii) will not solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act and (iii) will solicit offers for the Securities only from, and will offer, sell or deliver the Securities, as part of its initial offering, only to persons whom it reasonably believes to be QIBs, or, if any such person is buying for one or more institutional accounts for which such person is acting as fiduciary or agent, only when such person has represented to it that each such account is a QIB, to whom notice has been given that such sale or delivery is being made in reliance on Rule 144A, in each case, in transactions under Rule 144A.

(b) Each Initial Purchaser, severally and not jointly, represents, warrants and agrees with respect to offers and sales of Securities outside the United States that it understands that no action has been or will be taken in any jurisdiction by the Company that would permit a public offering of the Securities, or possession or distribution of either the Preliminary Memorandum or the Offering Memorandum or any other offering or publicity material relating to the Securities, in any country or jurisdiction where action for that purpose is required; and such Initial Purchaser will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Securities or has in its possession or distributes either the Preliminary Memorandum or the Offering Memorandum or any such other material, in all cases at its own expense.

(c) Each of the Initial Purchasers, severally and not jointly, represents, warrants and agrees that (i) it and each of its affiliates have not offered or sold and will not offer or sell any of the CODES to persons in the United Kingdom prior to the expiration of the period of six months from the original issue date of the CODES, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (as amended); (ii) it and each of its affiliates have only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by them in connection with the issue or sale of any of the CODES in circumstances in which Section 21(1) of the FSMA does not apply to the Company or the Subsidiary Guarantors; and (iii) it and each of its affiliates have complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to the CODES in, from or otherwise involving the United Kingdom.

7. Indemnification and Contribution.

(a) The Company and each of the Guarantors shall jointly and severally indemnify and hold harmless each Initial Purchaser, its directors, officers and employees and each person who controls any Initial Purchaser within the meaning of the Securities Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof (including, but not limited to, any loss, claim, damage, liability or action relating to purchases and sales of the Securities), to which such Initial Purchaser, director, officer, employee or controlling person may become subject, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in (A) any Preliminary Offering Memorandum, the Offering Memorandum or in any amendment or supplement thereto, (B) any blue sky application or other document prepared or executed by the Company (or based upon any written information furnished by the Company) filed in any jurisdiction specifically for the purpose of qualifying any or all of the Securities under the securities laws of any state or other jurisdiction (such application, document or information being hereinafter called a “Blue Sky Application”), or (C) in the materials or information provided to investors by, or with the approval of, the Company in connection with the marketing of the offering of the Securities (“Marketing Materials”), including any roadshow or investor presentations made to investors by the Company (whether in person or electronically), (ii) the omission or alleged omission to state in any Preliminary Offering Memorandum, Offering Memorandum or in any amendment or supplement thereto, or in any Marketing Materials or in any Blue Sky Application, any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading or (iii) any act or failure to act or any alleged act or failure to act by any Initial Purchaser in connection with, or relating in any manner to, the Securities or the offering contemplated hereby, and which is included as part of or referred to in any loss, claim, damage, liability or action arising out of or based upon matters covered by clause (i) or (ii) above (provided that the Company and the Guarantors shall not be liable under this clause (iii) to the extent that it is determined in a final judgment by a court of competent jurisdiction that such loss, claim, damage, liability or action resulted directly from any such acts or failure to act undertaken or omitted to be taken by such Initial Purchaser through its gross negligence or willful misconduct); and shall reimburse each Initial Purchaser and each such director, officer, employee and controlling person promptly upon demand for any legal or other expenses reasonably incurred by that Initial Purchaser, director, officer, employee or controlling person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company and the Guarantors shall not be liable in any such case to an Initial Purchaser to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in any Preliminary Offering Memorandum or the Offering Memorandum, or in any such amendment or supplement, in reliance upon and in conformity with the written information concerning such Initial Purchaser furnished to the Company by or on behalf of that Initial Purchaser concerning the Initial Purchasers specifically for inclusion therein which information consists solely of the information set forth in the letter referred to in Section 7(e); provided, further, that with respect to any such untrue statement or omission made in any Preliminary Offering Memorandum, the indemnity agreement contained in this Section 7(a) shall not inure to the benefit of an Initial Purchaser from whom the person asserting any such losses, claims, damages or liabilities purchased the Securities concerned if and to the extent that such sale was an initial sale by such Initial Purchaser and any such loss claim, damage or liability of such Initial Purchaser is a result of the fact that both (A) a copy of the Offering Memorandum was not sent or given to such person at or prior to written confirmation of the sale of such Securities to such person and (B) the untrue statement or omission in the Preliminary Offering Memorandum was corrected in the Offering Memorandum unless such failure to deliver the Offering Memorandum was a result of the Company or the Guarantors not previously furnishing copies of the Offering Memorandum to such Initial Purchaser on a timely basis to permit the Offering Memorandum to be sent or given to such person at or prior to written confirmation of the sale of such Securities to such person. The foregoing indemnity agreement is in addition to any liability which the Company or the Guarantors may otherwise have to the Initial Purchasers or to any director, officer, employee or controlling person of the Initial Purchasers.

(b) Each Initial Purchaser, severally and not jointly, shall indemnify and hold harmless, the Company and the Guarantors, their respective directors, officers and employees, and each person, if any, who controls the Company or the Guarantors within the meaning of the Securities Act from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof, to which the Company, the Guarantors or any their respective directors, officers or controlling persons may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Memorandum or the Offering Memorandum or in any amendment or supplement thereto, or in any Blue Sky Application, or (ii) the omission or alleged omission to state in any Preliminary Offering Memorandum or the Offering Memorandum or in any amendment or supplement thereto or in any Blue Sky Application, any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, but in each case only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with the written information furnished to the Company by or on behalf of that Initial Purchaser specifically for inclusion therein and described in Section 7(e), and shall reimburse the Company, the Guarantors and any of their respective directors, officers or controlling persons promptly upon demand for any legal or other expenses reasonably incurred by the Company, the Guarantors or any of their respective directors, officers or controlling persons in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred. The foregoing indemnity agreement is in addition to any liability which any Initial Purchaser may otherwise have to the Company, the Guarantors or any of their respective directors, officers or controlling persons.

(c) Promptly after receipt by an indemnified party under this Section 7 of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 7, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have under this Section 7 except to the extent it has been materially prejudiced by such failure and, provided, further, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to an indemnified party otherwise than under this Section 7. If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 7 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the Initial Purchasers shall have the right to employ separate counsel to represent jointly the Initial Purchasers and their respective directors, officers, employees and controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Initial Purchasers against the Company under this Section 7 if, in the reasonable judgment the Initial Purchasers it is advisable for the Initial Purchasers and such directors, officers, employees and controlling persons to be jointly represented by separate counsel, and in that event the fees and expenses of such separate counsel shall be paid by the Company and the Guarantors. No indemnifying party shall, (i) without the prior written consent of the indemnified parties (which consent shall not be unreasonably withheld) settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes (x) an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party, or (ii) be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment of the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

(d) If the indemnification provided for in this Section 7 shall for any reason be unavailable or insufficient to hold harmless an indemnified party under Section 7(a) or 7(b) in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, (i) in such proportion as shall be appropriate to reflect the relative benefits received by the Company and the Guarantors on the one hand and the Initial Purchasers on the other from the offering of the Securities, or (ii) if the allocation provided by clause 7(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 7(d)(i) but also the relative fault of the Company and the Guarantors on the one hand and the Initial Purchasers on the other with respect to the statements or omissions or alleged statements or alleged omissions that resulted in such loss, claim, damage or liability (or action in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company and the Guarantors on the one hand and the Initial Purchasers on the other with respect to such offering shall be deemed to be in the same proportion as the total net proceeds from the offering of the Securities purchased under this Agreement (before deducting expenses) received by the Company and the Guarantors on the one hand, and the total discounts and commissions received by the Initial Purchasers with respect to the Securities purchased under this Agreement, on the other hand, bear to the total gross proceeds from the offering of the Securities under this Agreement. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company, the Guarantors or the Initial Purchasers, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company, the Guarantors and the Initial Purchasers agree that it would not be just and equitable if the amount of contributions pursuant to this Section 7(d) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this Section 7(d) shall be deemed to include, for purposes of this Section 7(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 7(d), no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities resold by it in the initial placement of such Securities were offered to investors exceeds the amount of any damages which such Initial Purchaser has otherwise paid or become liable by reason of any untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations to contribute as provided in this Section 7(d) are several in proportion to their respective obligations, not joint.

(e) The Initial Purchasers confirm and the Company acknowledges that the statements with respect to the offering of the Securities by the Initial Purchasers set forth in the eighth paragraph, the third sentence of the tenth paragraph and the twelfth paragraph under the caption “Plan of Distribution” in the Offering Memorandum constitute the only information concerning the Initial Purchasers furnished in writing to the Company by or on behalf of the Initial Purchasers specifically for inclusion in the Offering Memorandum.

8. Defaulting Initial Purchasers. If, on any Delivery Date, any Initial Purchaser defaults in the performance of its obligations under this Agreement, the remaining non-defaulting Initial Purchasers shall be obligated to purchase the aggregate principal amount of Securities which the defaulting Initial Purchaser agreed but failed to purchase on such Delivery Date in the respective proportions which the total aggregate principal amount of Securities set opposite the name of each remaining non-defaulting Initial Purchaser in Schedule I hereto bears to the total aggregate principal amount of Securities set opposite the names of all the remaining non-defaulting Initial Purchasers in Schedule I hereto; provided, however, that the remaining non-defaulting Initial Purchasers shall not be obligated to purchase any Securities on such Delivery Date if the total aggregate principal amount of Securities which the defaulting Initial

Purchasers agreed but failed to purchase on such date exceeds 9.09% of the total aggregate principal amount of Securities to be purchased on such Delivery Date, and any remaining non-defaulting Initial Purchaser shall not be obligated to purchase more than 110% of the aggregate principal amount of Securities which it agreed to purchase on such Delivery Date pursuant to the terms of Section 2. If the foregoing maximums are exceeded, the remaining non-defaulting Initial Purchasers, or those other purchasers satisfactory to the Initial Purchasers who so agree, shall have the right, but shall not be obligated, to purchase on such Delivery Date, in such proportion as may be agreed upon among them, the total aggregate principal amount of Securities to be purchased on such Delivery Date. If the remaining Initial Purchasers or other purchasers satisfactory to the Initial Purchasers do not elect to purchase on such Delivery Date the aggregate principal amount of Securities which the defaulting Initial Purchasers agreed but failed to purchase, this Agreement (or with respect to the Option Delivery Date, the obligation of the Initial Purchasers to purchase the Option Securities) shall terminate without liability on the part of any non-defaulting Initial Purchasers and the Company, except that the Company will continue to be liable for the payment of expenses to the extent set forth in Sections 4 and 10. As used in this Agreement, the term “Initial Purchaser” includes, for all purposes of this Agreement unless the context requires otherwise, any party not listed in Schedule I hereto who, pursuant to this Section 8, purchases Securities which a defaulting Initial Purchaser agreed but failed to purchase.

Nothing contained herein shall relieve a defaulting Initial Purchaser of any liability it may have to the Company for damages caused by its default. If other purchasers are obligated or agree to purchase the Securities of a defaulting or withdrawing Initial Purchaser, either the remaining non-defaulting Initial Purchasers or the Company may postpone the Delivery Date for up to seven full business days in order to effect any changes in the Offering Memorandum or in any other document or arrangement that, in the opinion of counsel to the Company or counsel to the Initial Purchasers, may be necessary.

9. Termination. The obligations of the Initial Purchasers hereunder may be terminated by the Initial Purchasers by notice given to and received by the Company prior to delivery of and payment for the Securities if, prior to that time, any of the events described in Sections 5(f)(iv), 5(l), 5(m) or 5(n) shall have occurred or if the Initial Purchasers shall decline to purchase the Firm Securities for any reason permitted under this Agreement.

10. Reimbursement of Initial Purchasers’ Expenses. If (a) the Company and the Guarantors shall fail to tender the Securities for delivery to the Initial Purchasers for reason of any failure, refusal or inability on the part of the Company and the Guarantors to perform any agreement on their part to be performed, or because any other condition of the Initial Purchasers’ obligations hereunder required to be fulfilled by the Company and the Guarantor (including, without limitation, with respect to the transactions contemplated hereby) is not fulfilled or (b) the Initial Purchasers shall decline to purchase the Securities for any reason permitted under this Agreement (including the termination of this Agreement pursuant to Section 9), the Company and the Guarantors shall reimburse the Initial Purchasers for the reasonable fees and expenses of their counsel and for such other out-of-pocket expenses including reasonable fees and disbursements incurred by them in connection with this Agreement and the proposed purchase of the Securities, and upon demand the Company and the Guarantors shall pay the full amount thereof to the Initial Purchasers. If this Agreement is terminated pursuant to Section 8 by reason of the default of one or more Initial Purchasers, the Company shall not be obligated to reimburse any defaulting Initial Purchasers on account of those expenses.

11. Notices, etc. All statements, requests, notices and agreements hereunder shall be in writing, and:

(a) if to the Initial Purchasers, shall be delivered or sent by mail, telex or facsimile transmission to Lehman Brothers Inc., 745 Seventh Avenue, New York, NY 10019, Attention: Michael Sherman (Fax: (212) 548-9093): with copies to Director of Litigation, Office of the General Counsel, Lehman Brothers Inc., 745 Seventh Avenue, New York, NY 10019, Attention: Director of Litigation (Fax: (212) 520-0421 and to Lehman Brothers Inc., 399 Park Avenue, New York, NY 10022 Attention: Syndication (Fax: (212) 526-0943);

with a copy to Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, Attention: John D. Lobrano, Esq. (Fax: (212-455-2502; Telephone (212) 455-2000); and

(b) if to the Company or to any of the Guarantors, shall be delivered or sent by mail, telex or facsimile transmission to it at Apogent Technologies Inc., 30 Penhallow Street, Portsmouth, New Hampshire 03801, Attention: Michael K. Bresson, Esq. (Fax: (603) 436-3719; Telephone: (603) 433-6131, ext 700);

with a copy to Quarles & Brady LLP, 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, Attention: Joseph D. Masterson, Esq. (Fax: (414) 978-8969, Telephone: (414) 277-5169);

provided, however, that any notice to an Initial Purchaser pursuant to Section 7(c) shall be delivered or sent by mail, telex or facsimile transmission to each such Initial Purchaser, which address will be supplied to any other party hereto by Lehman Brothers upon request. Any such statements, requests, notices or agreements shall take effect at the time of receipt thereof. The Company shall be entitled to act and rely upon any request, consent, notice or agreement given or made on behalf of the Initial Purchasers by Lehman Brothers Inc.

12. Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the Initial Purchasers, the Company, the Guarantors and their respective successors. This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except that (A) the representations, warranties, indemnities and agreements of the Company and the Guarantors contained in this Agreement shall also be deemed to be for the benefit of the directors, officers and employees of the Initial Purchasers and the person or persons, if any, who control the Initial Purchasers within the meaning of Section 15 of the Securities Act and (B) any indemnity agreement of the Initial Purchasers contained in Section 7(b) of this Agreement shall be deemed to be for the benefit of directors, officers and employees of the Company and the Guarantors, and any person controlling the Company and the Guarantors within the meaning of Section 15 of the Securities Act. Nothing contained in this Agreement is intended or shall be construed to give any person, other than the persons referred to in this Section 12, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

13. Survival. The respective indemnities, representations, warranties and agreements of the Company, the Guarantors and the Initial Purchasers contained in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall survive the delivery of and payment for the Securities and shall remain in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of any of them or any person controlling any of them.

14. Definition of the Terms “Business Day” and “Significant Subsidiary”. For purposes of this Agreement, (a) “business day” means any day on which the New York Stock Exchange, Inc. is open for trading and (b) “Significant Subsidiary” has the meaning assigned to it under Rule 405 of the Securities Act.

15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

16. Consent to Jurisdiction; Forum Selection; Waiver of Jury Trial.

(a) Each of the Company, the Guarantors and the Initial Purchasers hereby submits to the jurisdiction of the courts of the State of New York and the courts of the United States of America located in the State of New York over any suit, action or proceeding with respect to this Agreement or the transactions contemplated hereby.

(b) Any suit, action or proceeding with respect to this Agreement or the transactions contemplated hereby may be brought only in the courts of the State of New York or the courts of the United States of America located in the State of New York, in each case, located in the Borough of Manhattan, City of New York, State of New York. Each of the parties hereto waives any objection that it may have to the venue of such suit, action or proceeding in any such court or that such suit, action or proceeding in such court was brought in an inconvenient court and agrees not to plead or claim the same.

(c) Any right to trial by jury with respect to any lawsuit, claim, action or other proceeding arising out of or relating to this Agreement or the services to be rendered by you hereunder is expressly and irrevocably waived.

16. Counterparts. This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

17. Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

If the foregoing correctly sets forth the agreement between the Company, the Guarantors and the Initial Purchasers, please indicate your acceptance in the space provided for that purpose below.

Very truly yours,
APOGENT TECHNOLOGIES INC.

By:	/s/ Dennis Brown
Dennis Brown
Chief Financial Officer

ABGENE INC.
APOGENT FINANCE COMPANY
APOGENT HOLDING COMPANY
APOGENT SERVICE CORPORATION
APOGENT TRANSITION CORP.
BARNSTEAD THERMOLYNE CORPORATION
BT CANADA HOLDINGS INC.
CAPITOL VIAL, INC.
CHASE SCIENTIFIC GLASS, INC.
CONSOLIDATED TECHNOLOGIES, INC.
ERIE SCIENTIFIC COMPANY
ERIE SCIENTIFIC COMPANY OF PUERTO RICO
ERIE UK HOLDING COMPANY
EVER READY THERMOMETER CO., INC.
GENEVAC INC.
G&P LABWARE HOLDINGS INC.
LAB-LINE INSTRUMENTS, INC.
LAB VISION CORPORATION
MATRIX TECHNOLOGIES CORPORATION
MICROGENICS CORPORATION
MOLECULAR BIOPRODUCTS, INC.
NALGE NUNC INTERNATIONAL CORPORATION
NATIONAL SCIENTIFIC COMPANY
THE NAUGATUCK GLASS COMPANY
NEOMARKERS, INC.
NERL DIAGNOSTICS CORPORATION
OWL SEPARATION SYSTEMS, INC.
QUALITY SCIENTIFIC PLASTICS, INC.
REMEL INC.
RICHARD-ALLAN SCIENTIFIC COMPANY
ROBBINS SCIENTIFIC CORPORATION
SAMCO SCIENTIFIC CORPORATION
SEPARATION TECHNOLOGY, INC.
SERADYN INC.

By	/s/ Dennis Brown
Dennis Brown
Vice President

METAVAC LLC
By:	The Naugatuck Glass Company
Sole Member and Manager

	By	/s/ Dennis Brown
Dennis Brown
Vice President

Accepted and agreed by:
LEHMAN BROTHERS INC.
as Representative of the
several Initial Purchasers listed
in Schedule I hereto
BY LEHMAN BROTHERS INC.
By:	/s/ BRIAN A. MCCARTHY
Authorized Representative

Schedule I

Initial Purchasers	Aggregate Principal Amount of Firm Securities
Lehman Brothers Inc.	$156,600,000

Banc of America Securities LLC	37,500,000

J.P. Morgan Securities Inc.	56,250,000

Credit Suisse First Boston LLC	18,750,000

ABN AMRO Rothschild LLC	6,600,000

Fleet Securities, Inc.	6,600,000

Scotia Capital (USA) Inc.	6,600,000

SunTrust Capital Markets Inc.	6,600,000

The Royal Bank of Scotland plc	2,625,000

HSBC Securities (USA) Inc.	1,875,000

Total	$300,000,000

ANNEX A

LOCK-UP LETTER AGREEMENT

LEHMAN BROTHERS INC.

as Representative of the

several Initial Purchasers listed

in Schedule I to the Purchase Agreement

c/o Lehman Brothers Inc.

745 Seventh Avenue

New York, New York 10019

Dear Ladies and Gentlemen:

The undersigned understands that you propose to enter into a Purchase Agreement (the “Purchase Agreement”) providing for the purchase by you (the “Initial Purchasers”) of Floating Rate Senior Convertible Contingent Debt Securities (the “CODES”) due 2033 of Apogent Technologies Inc., a Wisconsin corporation (the “Company”), which are convertible into fully paid, nonassessable shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), and that the Initial Purchasers propose to reoffer the CODES (the “Offering”).

In consideration of the execution of the Purchase Agreement by the Initial Purchasers, and for other good and valuable consideration, the undersigned hereby irrevocably agrees that, except as may be otherwise provided in this letter, without the prior written consent of Lehman Brothers Inc., the undersigned will not, directly or indirectly, (1) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any debt securities of the Company (other than the CODES), shares of Common Stock or securities convertible into or exchangeable for Common Stock, or sell or grant options, rights or warrants with respect to any debt securities, shares of Common Stock or securities convertible into or exchangeable for Common Stock, or (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of any such securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise, for a period of 90 days after the date of the final Offering Memorandum relating to the Offering.

In furtherance of the foregoing, the Company and its Transfer Agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Letter Agreement.

Notwithstanding the foregoing, the undersigned may transfer Common Stock or securities convertible into or exchangeable for Common Stock, including options therefor

(collectively, the “Shares”) (1) as a bona fide gift or gifts, provided that the donee or donees thereof that are not charitable organizations agree to be bound in writing by restrictions set forth herein, or (2) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein. Additionally, Mr. Jellinek shall be permitted to sell or otherwise transfer up to 120,000 shares of Common Stock pursuant to his Rule 10b5-1 plan, Mr. R. Jeffrey Harris shall be permitted, after February 1, 2004, to sell or otherwise transfer up to 151,140 shares of Common Stock issued upon the exercise of stock options and Mr. Dennis Brown shall be permitted, after February 15, 2004, to sell or otherwise transfer up to 140,000 shares of Common Stock issued upon the exercise of stock options.

The undersigned understands that the Company and the Initial Purchasers will proceed with the Offering in reliance on this Lock-Up Letter Agreement. Whether or not the Offering actually occurs depends on a number of factors, including market conditions. Any Offering will only be made pursuant to a Purchase Agreement, the terms of which are subject to negotiation between the Company and the Initial Purchasers.

It is understood that, if the Company notifies you that it does not intend to proceed with the Offering, if the Purchase Agreement does not become effective, or if the Purchase Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the CODES, we will be released from our obligations under this Lock-Up Letter Agreement.

This Agreement shall be governed by, and construed in accordance with, the laws of New York.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Letter Agreement and that, upon request, the undersigned will execute any additional documents necessary in connection with the enforcement hereof. Any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

Very truly yours,

Name:

Dated: